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                                                                      EXHIBIT 23





The Board of Directors
SBS Technologies, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-23053, 333-68945 and 333-98558) on Form S-8 and (Nos. 333-20129, 333-00058,
and 333-36948) on Form S-3 of SBS Technologies, Inc. of our report dated April 28, 2000, relating to the balance sheet of SDL Communications, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the current report on Form 8-K/A of SBS Technologies, Inc. dated June 23, 2000.


/s/ KPMG LLP



Albuquerque, New Mexico
June 23, 2000